UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 7, 2005

(Date of earliest event reported)

ALASKA AIR GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks and uncertainties that may cause our actual results or performance to be materially different from those indicated by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “forecast,” “may,” “will,” “could,” “should,” “expect,” “plan,” “believe,” “potential” or other similar words indicating future events or contingencies. Some of the things that could cause our actual results to differ from our expectations are: changes in our operating costs including fuel, which can be volatile; the competitive environment and other trends in our industry; our ability to meet our cost reduction goals; labor disputes; economic conditions; our reliance on automated systems; increases in government fees and taxes; actual or threatened terrorist attacks; global instability and potential U.S. military actions or activities; insurance costs; changes in laws and regulations; liability and other claims asserted against us; operational disruptions; compliance with financial covenants; our ability to attract and retain qualified personnel; third-party vendors and partners; continuing operating losses; our significant indebtedness; downgrades of our credit ratings and the availability of financing. For a discussion of these and other risk factors, see Item 7 of the Company’s Annual Report for the year ended December 31, 2004 on Form 10-K. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. These risk factors may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results.

ITEM 7.01.	Regulation FD Disclosure

Pursuant to 17 CFR Part 243 (“Regulation FD”), the Company is submitting information relating to its financial and operational outlook for 2005. This report includes information regarding forecasts of cost per available seat mile (CASM) excluding fuel consumption and restructuring charges, as well as certain actual results for available seat miles (ASMs), revenue passenger miles (RPMs), load factor and revenue per available seat mile (RASM), for its subsidiaries Alaska Airlines, Inc. and Horizon Air. Our disclosure of operating cost per available seat mile, excluding fuel and restructuring charges provides us the ability to measure and monitor our performance without these items. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of financial performance without mark-to-market hedging gains is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

Third Quarter 2005

During the month of August, Alaska recorded a refund totaling $6.1 million from the Mexican government related to navigation fees paid in 2004. Approximately $5.1 million of the refund was recorded as a reduction to operating expenses resulting in a 0.1 cent per ASM decrease in our unit costs for the third quarter. The remaining $1.0 million was recorded as interest income in non-operating income.

	Forecast Q3	Change Yr/Yr
Alaska Airlines
Actual capacity (ASMs in millions)	5,822	(3.2)%
Fuel gallons (000,000)	90.7	(5.3)%
Cost per ASM as reported on a GAAP basis (cents)*	10.4	5.7%
Less: Fuel cost per ASM (cents)*	3.0	40.1%

Cost per ASM excluding fuel (cents)*	7.4	0.7%

NM = Not Meaningful

Alaska Airlines’ September traffic increased 6.2% to 1.325 billion RPMs from 1.248 billion flown a year earlier. Capacity during September was 1.831 billion ASMs, 0.7% higher than the 1.819 billion in September 2004. The passenger load factor (the percentage of available seats occupied by fare-paying passengers) for the month was 72.4%, compared to 68.6% in September 2004. The airline carried 1,343,400 passengers compared to 1,280,600 in September 2004.

In August 2005, RASM increased 11.9% compared to August 2004 due to higher load factors (caused in part by a decrease in capacity) and an increase in yields per RPM. July 2005 RASM increased 11.3% compared to July 2004 for the same reasons noted above.

*	For Alaska, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates which will likely differ from actual results due to the volatility of fuel prices. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices and the finalization of labor agreements. As we are unable to apply “hedge accounting”, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 5 for additional information regarding fuel costs.

	Forecast Q3	Change Yr/Yr
Horizon Air
Actual capacity (ASMs in millions)	910	9.7%
Fuel gallons (000,000)	13.8	6.4%
Cost per ASM as reported on a GAAP basis (cents)*	15.6	5.8%
Less: Fuel cost per ASM (cents)*	3.0	38.8%

Cost per ASM excluding fuel (cents)*	12.6	0.0%

Horizon Air’s September traffic increased 18.5% to 209.0 million RPMs from 176.4 million flown a year earlier. Capacity for September was 290.6 million ASMs, 11.3% higher than the 261.0 million in September 2004. The passenger load factor for the month was 71.9%, compared to 67.6% in September 2004. The airline carried 536,000 passengers compared to 499,100 in September 2004.

In August 2005, RASM increased 1.2% compared to August 2004, due to increased load factors. July 2005 RASM increased 1.6% compared to July 2004.

*	For Horizon, our forecasts of cost per ASM and fuel cost per ASM are based on forward-looking estimates, which will likely differ significantly from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices. As we are unable to apply hedge accounting, the majority of the benefit we realize from settled fuel hedge contracts is classified in other non-operating income on our statement of operations and is thus not reflected in fuel cost per ASM above. See page 5 for additional information regarding fuel costs.

Other Financial Information

Liquidity and Capital Resources

Cash and short-term investments totaled approximately $739 million at September 30, 2005 compared to $741 million at August 31, 2005.

Fuel Hedging

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods that exclude the mark-to-market hedging gains/losses associated with contracts that settle recorded on a GAAP basis and include the cash received or due on hedge positions settled during the period (although the related impact may have been recognized for financial reporting purposes in a prior period). We refer to this as the comparison of “economic fuel cost”, which is presented below for July and August 2005.

Calculation of Economic Fuel Cost Per Gallon

July and August 2005 (unaudited)	Alaska Airlines (000s)	Alaska Airlines Cost/Gal	Horizon Air (000s)	Horizon Air Cost/Gal (cents)
Fuel expense before hedge activities (“raw fuel”)	$119,395	$1.92	$18,718	$1.98
Gains on settled hedges included in fuel expense	1,962	.03	294	.03
GAAP fuel expense	$117,433	$1.89	$18,424	$1.95
Gains on settled hedges included in non-operating income*	22,361	.36	3,341	.35
Economic fuel expense	$95,072	$1.53	$15,083	$1.60

% Change from prior year	13.4%	22.4%	31.5%	24.0%

Mark-to-Market Adjustment Related to Unsettled Hedges

July and August 2005 (unaudited)
Mark-to-market gains included in non-operating income related to hedges that settle in future periods, net of the reclassification of previously recorded mark-to-market gains to Gains on settled hedges included in non-operating income	$45,147	NM	$6,746	NM

*	Amounts may include mark-to-market hedging gains (losses) recognized in non-operating income (expense) in previous periods.

For Alaska Airlines and Horizon Air, GAAP fuel expense per gallon for the quarter is expected to be approximately $1.95 and $2.01, respectively. The economic fuel expense per gallon for the quarter is expected to be approximately $1.56 and $1.63 for Alaska Airlines and Horizon Air, respectively. September mark-to-market losses included in non-operating income related to hedges that settle in future periods, net of the reclassification of previously recorded mark-to-market gains to Gains on settled hedges included in non-operating income, are expected to be approximately $29 million for the combined Air Group, bringing the total gain for the quarter to approximately $23 million.

Our forecast of GAAP and economic fuel expense per gallon for the third quarter is based on forward-looking estimates, which will likely differ from actual results. There are several factors impacting our estimates including, but not limited to, the volatility of fuel prices and consumption.

Alaska Air Group’s future hedge positions are as follows:

	Approximate % of Expected Fuel Requirements	Approximate Crude Oil Price per Barrel
Fourth Quarter 2005	50%	$31.85
First Quarter 2006	50%	$35.70
Second Quarter 2006	50%	$39.76
Third Quarter 2006	40%	$41.58
Fourth Quarter 2006	30%	$42.70
First Quarter 2007	20%	$43.09
Second Quarter 2007	19%	$45.11
Third Quarter 2007	22%	$45.27
Fourth Quarter 2007	17%	$47.89
First Quarter 2008	11%	$50.44
Second Quarter 2008	6%	$49.26
Third Quarter 2008	6%	$48.97
Fourth Quarter 2008	5%	$48.68

Operating Fleet Plan

The following table provides a fleet summary for Alaska and Horizon for actual airplanes on hand as of the date of this report. There are no expected changes during the remainder of 2005:

	Seats	On Hand October 7, 2005
Alaska Airlines
B737-200C	111	7
B737-400	144	40
B737-700	124	22
B737-800	160	3
B737-900	172	12
MD-80	140	26

Total		110

Horizon Air
Q200	37	28
Q400	74	18
CRJ 700	70	19

Total		65

The following table summarizes aircraft commitments for Alaska (B737-800) and Horizon (CRJ 700) by year:

	2006	2007	2008	2009	2010	Thereafter	Total
B737-800	10	8	5	3	6	3	35
CRJ 700	2	2	2	2	—	—	8

Totals	12	10	7	5	6	3	43

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ALASKA AIR GROUP, INC.
Registrant

Date: October 7, 2005

/s/ Brandon S. Pedersen
Brandon S. Pedersen Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden
Bradley D. Tilden Executive Vice President/Finance and Chief Financial Officer